Registration No. 333-______

     As filed with the Securities and Exchange Commission on April 20, 2007
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ___________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         First Federal Bankshares, Inc.
             (Exact Name of Registrant as Specified in its Charter)

   Delaware                                          42-1485449
(State or Other Jurisdiction of                     (I.R.S. Employer
 Incorporation or Organization)                      Identification No.)

                                329 Pierce Street
                             Sioux City, Iowa 51101
                    (Address of Principal Executive Offices)
         First Federal Bankshares, Inc. 2006 Stock-Based Incentive Plan
                            (Full Title of the Plan)
                                   Copies to:

   Mr. Michael W. Dosland                        Robert B. Pomerenk, Esquire
 President and Chief Executive Officer       Luse Gorman Pomerenk & Schick, P.C.
   First Federal Bankshares, Inc.                5335 Wisconsin Ave., N.W.,
      329 Pierce Street                                Suite 400
    Sioux City, Iowa 51101                       Washington, D.C.  20015
      (712) 277-0200                                  (202) 274-2000
  (Name, Address and Telephone
   Number of Agent for Service)


                         CALCULATION OF REGISTRATION FEE


====================================================================================================================


         Title of                                     Proposed               Proposed
        Securities                Amount               Maximum                Maximum               Amount of
          to be                   to be            Offering Price            Aggregate            Registration
        Registered            Registered(1)           Per Share           Offering Price               Fee
--------------------------------------------------------------------------------------------------------------------

Common stock, par value
$0.01 per share                 5,362 (2)            $21.32 (6)              $114,318                  $4
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Common stock, par value
$0.01 per share                 14,350 (3)           $21.50 (5)              $308,525                  $10
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Common stock, par value
$0.01 per share                280,288 (4)           $21.32 (6)             $5,975,741                $184
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

TOTALS                           300,000                                    $6,398,584                $198
--------------------------------------------------------------------------------------------------------------------

-----------------------

(1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the First Federal Bankshares, Inc. 2006 Stock-Based Incentive Plan (the "Stock Benefit Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of First Federal Bankshares, Inc. (the "Company") pursuant to 17 C.F.R. Section 230.416(a).


(2) Represents the number of shares of common stock awarded as restricted stock but not vested under the Stock Benefit Plan.

(3) Represents the number of shares of common stock currently reserved for issuance for options granted pursuant to the Stock Benefit Plan.

(4) Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for any future grants of restricted stock or stock options.


(5)  Determined pursuant to 17 C.F.R. Section 230.457(h)(1).

(6)  Determined pursuant to 17 C.F.R. Section 230.457(c).



         This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. ss. 230.462.

PART I.

Items 1 and 2. Plan  Information  and Registrant  Information  and Employee Plan
     Annual Information

     The documents containing the information specified in Parts I and II of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

     The  following   documents   previously  or  concurrently  filed  with  the
Commission are hereby incorporated by reference in this Registration Statement:

     a) The Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2006 (Commission File No. 000-25509), filed with the Commission on September 13, 2006 pursuant to Section 13(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act");

     b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

     c) The description of the Company's common stock contained in the Registration Statement on Form 8-A filed with the Commission on March 8, 1999 (Commission File No. 000-25509).

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

     All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

     Articles TENTH and ELEVENTH of the Certificate of Incorporation of First Federal Bankshares, Inc. (for purposes of this Item 6, the "Corporation") set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

         TENTH:
         -----

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     In addition, the employment agreement between the First Federal Bankshares, Inc. and Michael W. Dosland (hereafter referred to as "Executive") provides that during the term of the agreement, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Company, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  List of Exhibits.

Regulation S-K                                                         Reference to Prior Filing or
Exhibit Number                      Document                           Exhibit No. Attached Hereto
--------------                      --------                           ----------------------------
         4        Form of Common Stock Certificate                              *

         5        Opinion of Luse Gorman Pomerenk & Schick, P.C.                Attached as Exhibit 5

         10       First Federal Bankshares, Inc. 2006 Stock-Based
                  Incentive Plan                                                **

         23.1     Consent of Luse Gorman Pomerenk & Schick, P.C.                Contained in Exhibit 5

         23.2     Consent of McGladrey & Pullen, LLP                            Attached as Exhibit 23.2

         24       Power of Attorney                                             Contained on Signature Page

----------------------------------

* Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (Commission File No. 333-69245) originally filed by the Company under the Securities Act of 1933, with the Commission on December 18, 1998, and all amendments or reports filed for the purpose of updating such description.

** Incorporated by reference to Appendix A to the proxy statement for the Company's 2006 Annual Meeting of Stockholders (Commission File No. 000-25509), filed by the Company under the Securities and Exchange Act of 1934, on September 21, 2006.

Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux City, State of Iowa, on this 19th day of April, 2007.


                                              FIRST FEDERAL BANKSHARES, INC.


                                        By:   /s/ Michael W. Dosland
                                             ----------------------
                                             Michael W. Dosland, President and
                                             Chief Executive Officer
                                             (Duly Authorized Representative)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of First Federal Bankshares, Inc. (the "Company") hereby severally constitute and appoint Michael W. Dosland, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Michael W. Dosland may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the First Federal Bankshares, Inc. 2006 Stock-Based Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Michael W. Dosland shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures                                  Title                                       Date
----------                                  -----                                       ----


/s/ Michael W. Dosland                      President and Chief Executive Officer       April 19, 2007
---------------------------
Michael W. Dosland                          (Principal Executive
                                            and Financial Officer)



/s/ Michael S. Moderski                     Senior Vice President,                      April 19, 2007
---------------------------
Michael S. Moderski                         Chief Financial Officer,
                                            (Principal Financial and
                                            Accounting Officer)


/s/ Arlene T. Curry                         Chairman of the Board                       April 19, 2007
---------------------------
Arlene T. Curry




                                            Director                                    April 19, 2007
---------------------------
Barry E. Backhaus



/s/ Jon G. Cleghorn                         Director                                    April 19, 2007
---------------------------
Jon G. Cleghorn




/s/ Gary L. Evans                           Director                                    April 19, 2007
---------------------------
Gary L. Evans




/s/ Allen J. Johnson                        Director                                    April 19, 2007
---------------------------
Allen J. Johnson




/s/ Ronald A. Jorgensen                     Director                                    April 19, 2007
---------------------------
Ronald A. Jorgensen




/s/ David M. Roederer                       Director                                    April 19, 2007
---------------------------
David M. Roederer




/s/ Charles D. Terlouw                      Director                                    April 19, 2007
---------------------------
Charles D. Terlouw


                                  EXHIBIT INDEX


Exhibit Number         Description
--------------         -----------
         4             Form of Common Stock  Certificate  (incorporated by reference to Exhibit 4 to the Registration  Statement on
                       Form S-1 (Commission File No.  333-69245),  originally filed by the Company under the Securities Act of 1933 with the  Commission on December 18, 1998,  and all  amendments or reports filed for the purpose of updating such description).

         5             Opinion of Luse Gorman Pomerenk & Schick, P.C.

         10            First Federal Bankshares,  Inc. 2006 Stock-Based  Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the Company's 2006 Annual Meeting of Stockholders  (Commission File No.  000-25509),
                       filed by the Company under the Securities and Exchange Act of 1934, on September 21, 2006).

         23.1          Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in the opinion included as Exhibit 5).

         23.2          Consent of McGladrey & Pullen, LLP

         24            Power of Attorney (contained in the signature page to this Registration Statement).



                                    Exhibit 5

                  OPINION OF LUSE GORMAN POMERENK & SCHICK, PC

                          LUSE GORMAN POMERENK & SCHICK
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20015

                            TELEPHONE (202) 274-2000
                            FACSIMILE (202) 362-2902
                                 www.luselaw.com

WRITER'S DIRECT DIAL NUMBER                                      WRITER'S EMAIL
(202) 274-2000


April 20, 2006

Board of Directors
First Federal Bankshares, Inc.
329 Pierce Street
Sioux City, Iowa 51101

        Re: First Federal Bankshares, Inc. 2006 Stock-Based Incentive Plan Registration Statement on Form S-8

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the issuance of First Federal Bankshares, Inc. (the "Company") common stock, par value $.01 per share (the "Common Stock"), pursuant to the First Federal Bankshares, Inc. 2006 Stock-Based Incentive Plan (the "Stock Benefit Plan"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     Based on the foregoing, we are of the following opinion:

     Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted pursuant to the Stock Benefit Plan and shares of Common Stock granted under the Stock Benefit Plan, will be legally issued, fully paid and non-assessable.

     This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

                             Very truly yours,


                             /s/ Luse Gorman Pomerenk & Schick, PC

                            LUSE GORMAN POMERENK & SCHICK
                            A Professional Corporation

                                  Exhibit 23.2

                       CONSENT OF MCGLADREY & PULLEN, LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Federal Bankshares, Inc. of our reports dated September 13, 2006 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of First Federal Bankshares, Inc. for the year ended June 30, 2006.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus which is incorporated into this Registration Statement by reference.

/s/ McGladrey & Pullen, LLP


Des Moines, Iowa
April 20, 2007